Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Enzo Biochem, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Maximum Aggregate Offering Price (		Fee Rate	Amount of Registration Fee
	Primary Offering of Securities:
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share issuable upon conversion of the Debentures	457(c)	2,527,808	(2)	$5,358,952.96		0.0001102	$590.56
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share issuable upon exercise of the Warrants	457(g)	1,000,000	(4)	$2,310,000	(5)	0.0001102	$254.56

			Total Offering Amounts			$7,668,952.96			$845.12
			Total Fees Previously Paid
			Total Fee Offsets
			Net Fee Due						$845.12

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	Represents 2,527,808 shares of Common Stock issuable upon conversion of the Debentures.

(3)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price was based upon the average of the high and low per share prices of the Common Stock on June 13, 2023 on the New York Stock Exchange.

(4)	Represents 1,000,000 shares of Common Stock issuable upon exercise of the Warrants.

(5)	The proposed maximum offering price is based upon the exercise price per Warrant of $2.31 per share.